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News Release

Contact:	John Belchers

Gensym Corporation

781-265-7100

Gensym Releases First-Quarter Results

BURLINGTON, Mass. – May 14, 2003 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of software and services for expert operations management, today reported revenues of $3,458,000 and a net loss of $636,000, or ($0.09) per diluted share, for the quarter ended March 31, 2003. In the corresponding quarter of 2002, Gensym had revenues of $4,318,000 and net income of $501,000, or $0.07 per diluted share.

“This has been a very difficult quarter for Gensym for a number of reasons. The geopolitical uncertainty of the situation in Iraq, added to an already soft economy, has had and continues to have an adverse impact on our operating results. Gensym traditionally derives a substantial part of its revenue from its chemical, oil and gas business, which was particularly impacted by events in the Middle East. Revenues decreased by $860,000 over the corresponding quarter last year. Although we continue to control expenses tightly, the lower gross profit from the revenue shortfall resulted in a loss for the quarter,” said Lowell Hawkinson, Gensym’s chairman, president and CEO.

“Despite the challenging economic times, we continue to invest prudently in new technology development and in enhancing our existing products. In March, 2003, we released G2 version 7.0, which features a new user interface for Windows and XML capabilities. This was a major release for us, and it has been very well received by the marketplace. As a result, we have seen an increase in the renewal rate for our support and maintenance contracts. During the quarter, we also acquired certain new technology from a former partner that will be of particular value in the process manufacturing market.

“On the sales side, we have been focusing on acquiring larger accounts, where we can offer specialized services and development support in addition to product licenses. Overall, our sales efforts continue to target key markets where there is demonstrated need for our products and where buying interest remains healthy.

“Cash and cash equivalents at the end of March were $3,634,000, compared to $3,884,000 at December 31, 2002. The Company continues to have minimal debt.”

A conference call to discuss the financial results for the quarter ended March 31, 2003 is scheduled for Wednesday, May 14 at 5:00 pm EST. Individuals who wish to participate should call 888-632-5950 (U.S. and Canada only) or 713-481-1320 (International).

A replay of the call will be available through Wednesday, May 21 at 877-519-4471 (U.S. and Canada) or 973-341-3080 (International). The telephone replay passcode is 3930828#.

About Gensym

Gensym Corporation (www.gensym.com) is a provider of software products and services that enable organizations to automate aspects of their operations that have historically required the direct attention of human experts. Gensym’s product and service offerings are all based on or relate to Gensym’s flagship product G2, which can emulate the reasoning of human experts as they assess, diagnose, and respond to unusual operating situations or as they seek to optimize operations.

With G2, organizations in manufacturing, communications, transportation, aerospace, and government maximize the performance and availability of their operations. For example, Fortune 1000 manufacturers such as Alcan, ExxonMobil, DuPont, El Paso, Eli Lilly, Ford, Hitachi, Lafarge, Procter & Gamble, and Toyota use G2 to help operators detect problems early and to provide advice that avoids off-specification production and unexpected shutdowns. Manufacturers and government agencies use G2 to optimize their supply chain and logistics operations, while communications companies such as AT&T, Ericsson, Motorola, and Nokia use G2 to troubleshoot network faults so that network availability and service levels are maximized. Gensym has numerous partners who help meet the specific needs of customers. Gensym and its partners deliver a range of services, including training, software support, application consulting and complete solutions. Through partners and through its direct sales force, Gensym serves customers worldwide.

Gensym and G2 are registered trademarks of Gensym Corporation

This press release contains forward- looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. These important risks and uncertainties include the impact of intense competition, the effectiveness of our indirect distribution channel and strategic partnerships, fluctuations in our customers’ demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in Annual Report on Form 10-K for year ended December 31, 2002. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three months ended March 31,
	2003	2002
REVENUES:
Product	$1,044	$1,438
Services	2,414	2,880

Total revenues	3,458	4,318

COST OF REVENUES:
Product	227	172
Service	707	773

Total cost of revenues	934	945

Gross profit	2,524	3,373

OPERATING EXPENSES:
Sales and marketing	1,529	1,241
Research and development	862	704
General and administrative	715	845

	3,106	2,790

Operating (loss) Income	(582)	583

OTHER INCOME (EXPENSE), NET	23	(18)

(Loss) income before provision for income taxes	(559)	565

PROVISION FOR INCOME TAXES	77	64

Net (loss) income	$(636)	$501

Basic (loss) earnings per share	$(0.09)	$0.08

Diluted (loss) earnings per share	$(0.09)	$0.07

Weighted average common shares outstanding, basic	6,860	6,633

Weighted average common shares outstanding, diluted	6,860	6,948

GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS

Current Assets:
Cash and cash equivalents	$3,634	$3,884
Accounts receivable, net	2,933	3,876
Prepaid and other current assets	1,270	688

Total current assets	7,837	8,448

Property and equipment, net	1,231	1,276
Intangible assets	250
Deposits and other assets	484	599

Total assets	$9,802	$10,323

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Other current liabilities	$3,106	$2,842
Deferred revenue	4,643	5,045

Total current liabilities	7,749	7,887
Long-term deferred revenue	509	336
Other liabilities	75	70

Total stockholders’ equity	1,469	2,030

Total liabilities and stockholder’s equity (deficit)	$9,802	$10,323